FOR IMMEDIATE RELEASE – March 24, 2010
Contact:Lyn Hittle, CFO
919.687.7800, ext 547
Lyn.hittle@mfbonline.com

M&F Bancorp, Inc. Declares Dividend for 1st Quarter

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced that its Board of Directors approved a quarterly dividend of one and three-quarter cents ($0.0175) per share for the quarter ended March 31, 2010. Each shareholder of record as of the close of business on April 2, 2010 is entitled to receive $0.0175 for each share of common stock held at the close of business on this date. The payment date is Friday, April 9, 2010.

James A. Stewart, Chairman of the Board, stated “The Board of Directors of M&F Bancorp is pleased to continue providing our common stockholders with a dividend.  We recognize that the dividend has been lowered from previous levels, and appreciate the loyalty of our stockholders, customers and staff as we take this step as part of our long-term strategy to address intense competition and ongoing economic challenges.”

M&F Bancorp, Inc., a bank holding company headquartered in Durham, NC with assets of approximately $274 million as of December 31, 2009, is the parent company of Mechanics and Farmers Bank (“M&F Bank”). M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. With branch locations in Durham, Raleigh, Charlotte, Greensboro and Winston-Salem, NC, M&F Bank is one of only a few NC banks designated by the U.S. Treasury as a Community Development Financial Institution.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.